ACCURIDE CORPORATION
CASH BONUS AGREEMENT
Name:	Name	Bonus	Amount: $[ ___ ]

Address:	Street City State Zip

Signature:

Accuride Corporation (the "Company") is offering you the opportunity to earn the Bonus Amount set forth above subject to your continued employment with the Company and payable as follows:

•	20% of the Bonus Amount will vest and be payable on [DATE];
•	20% of the Bonus Amount will vest and be payable on [DATE]
•	20% of the Bonus Amount will vest and be payable on [DATE]; and
•	40% of the Bonus Amount will vest and be payable on [DATE].

In no event will a Bonus Amount be payable if the payment of bonuses under all similar agreements would cause the Company to violate any loan or other financial covenant contained in the Company's and its subsidiaries' debt agreements, or if the Company and its subsidiaries are in default under any debt agreements.  In that case the Bonus Amount then payable will be forfeited, but you will retain the right to payment of any future Bonus Amounts.

Except as otherwise expressly provided in this Agreement, in the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement ("Termination of Service"), your right to receive and/or vest in any unpaid portion of the Bonus Amount will terminate and will be forfeited effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law.

If, following a Change in Control (as defined in the Company's 2010 Incentive Award Plan), your Termination of Service occurs by action of the Company without Cause (as defined below) upon or within twelve (12) months following the Change in Control, then you will become fully vested in the Bonus Amount and any unpaid portion of the Bonus Amount shall be paid to you. For this purpose "Cause" shall mean: (a) your continued willful failure, neglect or refusal to perform your duties with respect to the Company or its Subsidiaries which continues beyond ten days after a written demand for substantial performance is delivered to you by the Company; (b) conduct by you involving (i) dishonesty, fraud, or breach of trust in connection with your employment or (ii) indictment for a felony; (c) your willful and continued failure or refusal to follow material directions of the Board or any other act of insubordination by you; or (d) willful malfeasance or willful misconduct by you which is injurious to the Company, monetarily or otherwise.

The Bonus Amount or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

If you engage in any "prohibited Activity," any unvested Bonus Amount will be forfeited. In addition, if you engage in any Prohibited Activity within 24 months of the day on which any Bonus Amount is paid to you pursuant to this Agreement, you must repay to the Company an amount equal to any portion of the Bonus Amount previously paid.

For purposes of this Agreement, the term "Prohibited Activity" shall mean and include each of the following:

•
The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting any customers of the Company or any entities engaged in the commercial vehicle component industry with which the Company has contracts at the time.

•
The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting or attempting to solicit away from the Company any officer, employee or agent of the Company.

•	The violation of any confidentiality, proprietary information, or non-disclosure provisions included in any agreement entered into between you and the Company.
•	The violation of any agreement entered into between you and the Company pursuant to which you agree not to compete in any way with the Company.
•
The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to assign to the Company all rights to any copyrightable or patentable work you invent, improve or otherwise work on using the Company's resources during your employment with the Company.

•
If you are a party to any severance, retention or change in control agreement or program, and you engage in any activity which would constitute a violation of any non-competition, non-solicitation, confidentiality, proprietary information, or non-disclosure provision included in said agreement or program, you will be deemed to have engaged in a "Prohibited Activity" even if a Change in Control (as defined in said agreement or program) has not occurred.

The Company will deduct or withhold an amount sufficient to satisfy applicable federal, state, local and foreign taxes required by law to be withheld with respect to arising from the vesting and payment of the Bonus Amount.

Section 409A of the Code imposes a number of requirements on "non-qualified deferred compensation plans and arrangements." This Agreement is not intended to provide for any deferral of compensation subject to Section 409A, since the Bonus Amount will settle and be paid upon vesting and, therefore, is intended to qualify for the short-term deferral exception to Section 409A.

Under no circumstances may the time or schedule of the payment of the Bonus Amount be accelerated or subject to a further deferral except as otherwise (i) expressly provided in this Agreement or (ii) permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A. You do not have any right to make any election regarding the time or form of any payment. This Agreement shall be operated in compliance with Section 409A and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A.

Nothing in this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any subsidiary to terminate your employment or services at any time. In addition, nothing in this Agreement shall be interpreted to confer upon you the right to continue in the employ or service of the Company or any subsidiary.

You acknowledge and agree that the grant of the Bonus Amount is a discretionary one-time benefit and does not create any contractual or other right to receive future bonus opportunities or benefits in lieu thereof in the future. Future awards of bonus opportunities, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the amount of the bonus and vesting provisions.

COMPANY:

ACCURIDE CORPORATION

By: Its:	________________________________ Richard F. Dauch President and Chief Executive Officer